Exhibit 99.2

Rainbow National Services LLC

MD&A

Three Months Ended March 31, 2005 and 2004

Management’s Discussion and Analysis of Financial Condition and Results of Operations

This Quarterly Report contains statements that constitute forward looking information within the meaning of the Private Securities Litigation Reform Act of 1995, including availability under credit facilities, levels of capital expenditures, sources of funds and funding requirements, among others.  Investors are cautioned that such forward looking statements are not guarantees of future performance or results and involve risks and uncertainties and that actual results or developments may differ materially from the forward looking statements as a result of various factors.  Factors that may cause such differences to occur include but are not limited to:

•                  the level of our revenues and expenses;

•                  the cost of developing, obtaining and licensing our programming;

•                  our ability to maintain and renew affiliation agreements for our businesses;

•                  demand for advertising time and space;

•                  developments in the government investigations relating to improper expense recognition;

•                  the outcome of litigation and other proceedings, including the matters described in the accompanying financial statements;

•                  general economic and industry conditions in the areas in which we operate;

•                  future acquisitions and dispositions of assets;

•                  market demand for new programming services;

•                  financial community and rating agency perceptions of our business, operations, financial condition and the industry in which we operate;

•                  the regulatory environment in which we operate;

•                  other risks and uncertainties inherent in the programming and entertainment businesses; and the factors described herein.

We disclaim any obligation to update or revise the forward-looking statements contained herein, except as otherwise required by applicable federal securities laws.

Overview

We provide television programming to cable television and direct broadcast satellite (“DBS”) operators throughout the United States.  We own three nationally distributed 24-hour entertainment programming networks:  AMC; WE: Women’s Entertainment, or WE; and The Independent Film Channel, or IFC.

Our future performance depends on general economic conditions including capital market conditions, the effectiveness of direct competition, our ability to manage our businesses effectively, and our relative strength and leverage in the marketplace, both with suppliers and customers.

We earn revenues in two principal ways.  First, we distribute programming to operators of cable television systems and DBS operators under multi-year contracts called affiliation agreements. The specific affiliate fees we earn vary from operator to operator and also vary among our networks but are generally based upon the number of that affiliate’s subscribers who receive our programming, referred to as “viewing subscribers.” The second principal source of revenues is from advertising.  Under our agreements with cable and satellite operators, we have the right to sell a specific amount of advertising time on our programs.  Our advertising revenues are more variable than affiliate fees.  This is because most of our advertising is sold on a short-term basis, not under long-term contracts.  Also, our advertising revenues vary based upon the popularity of our programming as measured by rating services.

We seek to grow our revenues by increasing the number of distributors that carry our services and the number of subscribers to cable systems and satellite services that receive our programming.  We refer to this as our “penetration.”  AMC, which is widely distributed, has less ability to increase its penetration than WE and IFC.  WE and IFC, although carried on many of the larger distributors, have superior growth opportunities resulting from their current carriage levels with cable television operators.  IFC is currently carried primarily on digital tiers while WE is carried on either analog expanded basic or digital tiers.  Therefore, WE and IFC penetration rates may increase if operators are successful in converting their analog subscribers to digital tiers of service.  Our revenues may also increase over time through contractual rate increases stipulated in certain of our affiliation agreements.  We may be subject to requests by distributors to make upfront payments in exchange for these additional subscribers or to waive or accept lower subscriber fees if certain numbers of additional subscribers are provided. We also may help fund the distributors’ efforts to market our channels or we may permit distributors to offer limited promotional periods without payment of subscriber fees. As we continue our efforts to add subscribers, our subscriber revenue may be negatively affected by subscriber acquisition fee expenses, discounted subscriber fees and other payments; however, we believe that these transactions generate a positive return on investment over the contract period.  We may seek to increase our advertising revenues through intensified marketing and by airing an increased number of minutes of national advertising, but ultimately, the level of our advertising revenues is directly related to the penetration of our services and the popularity (including within desirable demographic groups) of our services.

Our principal goals are to increase our affiliation and advertising revenues through increasing penetration of our services.  To do this we must continue to contract for and produce high-quality programming that is desirable to our viewing audience.  Our greatest challenge arises from the increasing concentration of subscribers in the hands of a few cable television and DBS operators.  This increased concentration enhances the power of those distributors and could adversely affect our ability to increase the penetration of our services or even result in decreased penetration.  In addition, this concentration gives those distributors greater leverage in negotiating the pricing and other terms of affiliation agreements.  Moreover, as a result of this concentration the impact from a loss of any one of our major affiliate relationships would have a significant adverse impact on our business.

The Company classifies its business interests into two reportable segments:  AMC Networks (which comprises AMC and WE) and IFC.

Recent Transactions

The following transactions occurred during the periods covered by this Management’s Discussion and Analysis of Financial Condition and Results of Operations.

In March 2005, $155.6 million of amounts due from Rainbow Media Holdings LLC was converted to equity and recorded as a capital distribution.

In August 2004, American Movie Classics Company LLC (“AMC LLC”) issued 3.5 million shares of redeemable preferred membership interests with an aggregate liquidation preference of $350.0 million to Rainbow Media Holdings LLC, which was recorded as a deemed capital distribution.  In March 2005, the redeemable preferred membership interests were recontributed to a wholly-owned subsidiary of the Company and converted back to common membership interests in AMC LLC.  The impact of the elimination was to reduce debt by $350.0 million and decrease member’s deficiency by the same amount in 2005.

Cautionary Note Concerning Historical Financial Statements

Investors should be aware that we are highly leveraged as a result of the financing transactions which took place in August 2004.  As a result, we will incur significant interest charges.  These interest charges will be significantly in excess of the interest expense reflected in our financial statements for periods prior to August 2004.  In addition, our financial information does not necessarily reflect what our results of operations and financial position would have been if we had operated as a separate entity during the periods presented.

Results of Operations

The following table sets forth on a historical basis certain items related to operations as a percentage of net revenues for the periods indicated.

STATEMENT OF OPERATIONS DATA

	Three Months Ended March 31,
	2005		2004		Increase
		% of Net		% of Net	(Decrease)
	Amount	Revenues	Amount	Revenues	in Net Income
	(dollars in thousands)

Revenues, net	$135,053	100%	$126,281	100%	$8,772

Operating expenses:
Technical and operating (excluding depreciation and amortization)	35,056	26	33,232	26	(1,824)
Selling, general and administrative	37,019	27	34,259	27	(2,760)
Depreciation and amortization	15,357	11	19,569	15	4,212
Operating income	47,621	35	39,221	31	8,400
Other income (expense):
Interest income (expense), net	(28,628)	(21)	(74)	—	(28,554)
Miscellaneous, net	(19)	—	(9)	—	(10)
Income before taxes	18,974	14	39,138	31	(20,164)
Income tax expense	(7,182)	(5)	(14,801)	(12)	7,619
Net income	$11,792	9%	$24,337	19%	$(12,545)

Comparison of the Three Months Ended March 31, 2005 Versus the Three Months Ended March 31, 2004

Revenues, net for the three months ended March 31, 2005 increased $8.8 million (7%) as compared to revenues for the same period in the prior year.  The net increase is attributable to the following:

(dollars in millions)

Increase in revenue from advertising	$7.9
Increase in revenue from programming network subscriber increases	0.8
Other net increases	0.1
$8.8

The increase in net revenue from advertising for the three months ended March 31, 2005 compared to the same period in the prior year is driven by increases at AMC Networks and IFC of $7.4 million and $0.5 million, respectively.  The increase in net revenue from the programming networks subscriber increases for the three months ended March 31, 2005 compared to the same period in the prior year is driven by increases at AMC Networks and IFC of $0.7 million and $0.1 million, respectively.

Offsetting the potentially negative effects on negotiated rates for our programming services that may result from the consolidation of cable television operators and the limit on increases in the subscriber base for our substantially fully penetrated AMC programming service, the Company expects increased revenues from increased distribution of the WE and IFC programming services, especially on the digital tiers of cable programming services on cable television systems as digital capacity continues to become available; and increased advertising revenues as cable networks, including niche programming networks, attract a greater share of advertising spending.  Changes in the viewership ratings of our AMC and WE programming services will also significantly affect future advertising revenues.

Technical and operating expenses include primarily costs to license programming including feature films, and programming and production costs.

Technical and operating expenses for the three months ended March 31, 2005 increased $1.8 million (5%) compared to the same period in 2004.  Excluding the impact of impairment losses amounting to $0.3 million for the three months ended March 31, 2004, technical and operating expenses increased $2.1 million (6%) compared to 2004. The increase in technical and operating expense, excluding the impact of impairment losses, is driven by an increase at AMC Networks and IFC of $1.8 million and $0.3 million, respectively.

As a percentage of revenues, technical and operating expenses remained consistent with for the three months ended March 31, 2005 compared to the same period in 2004.

We believe that, in general, the level of our historical technical and operating expenses is largely indicative of future expense levels; however, as additional competition for product develops from new programming services, due to the availability of additional digital tier distribution mentioned above, costs for film and other programming content may increase.

Selling, general and administrative expenses include primarily sales, marketing and advertising expenses, administrative costs and costs of facilities.  Selling, general and administrative expenses increased $2.8 million (8%) for the three months ended March 31, 2005 as compared to 2004.  The net increase is attributable to the following:

(dollars in millions)

Decrease in costs associated with the investigation into improper expense recognition	$(4.0)
Net increase in other general and administrative costs including increase in long-term incentive plan expense	4.2
Decrease in stock plan expenses (includes the effects of changes in Cablevision’s stock price, the vesting of restricted stock and employee terminations)	(0.6)
Increase in sales and marketing costs	3.2
$2.8

The decrease in costs associated with the investigation into improper expense recognition is driven by a decrease of $3.7 million and $0.3 million at AMC Networks and IFC, respectively, for three months ended March 31, 2005 compared to the same period in the prior year.  The increase in other general and administrative costs is primarily driven by an increase at AMC Networks and IFC of $4.0 million and $0.2 million for the three months ended March 31, 2005 compared to the same period in 2004.  The decrease in stock plan expenses of $0.6 million is driven by an increase at AMC Networks of $0.5 million, offset by a decrease at IFC of $1.1 million.  The increase in sales and marketing costs is attributable to an increase at AMC Networks and IFC of $2.2 million and $1.0 million, respectively.

As a percentage of revenues, selling, general and administrative expenses remained consistent with for the three months ended March 31, 2005 compared to the same period in 2004.

Depreciation and amortization decreased $4.2 million (22%) for the three months ended March 31, 2005 compared to the same period in 2004.  A decrease of approximately $3.6 million relates to the completed amortization in July 2004 of an intangible asset that AMC Networks acquired in 1994 and a decrease of approximately $0.6 million in depreciation expense relating to fixed assets.

Net interest expense increased $28.6 million for the three months ended March 31, 2005 compared to the same period in the prior year.  The increase was primarily attributable to the interest expense on the notes and bank debt described herein.

Income tax expense of $7.2 million and $14.8 million for the three months ended March 31, 2005, and 2004, respectively, resulted primarily from the pretax income multiplied by the statutory rate for federal and state taxes.

CASH FLOW DISCUSSION

Operating Activities

Net cash provided by operating activities amounted to $6.1 million for the months ended March 31, 2005 compared to $57.2 million for the three months ended March 31, 2004.  The 2005 cash provided by operating activities resulted from a net decrease in cash resulting from changes in assets and liabilities of $45.8 million offset by a net increase in cash resulting from $51.9 million of income before depreciation and amortization and non-cash items.

The 2004 net cash provided by operating activities resulted primarily from $67.9 million of income before depreciation and amortization and non-cash items partially offset by a net decrease in cash resulting from changes in assets and liabilities of $10.7 million.

Investing Activities

Net cash used in investing activities for the three months ended March 31, 2005 was less than $0.1 million compared to $32.4 million for the three months ended March 31, 2004.  The 2005 investing activities consisted of capital expenditures.

Net cash used in investing activities for the three months ended March 31, 2004 was $32.4 million and consisted primarily of cash advances to an affiliate of $32.3 million and capital expenditures.

Financing Activities

Net cash used in financing activities amounted to $0.4 million for the three months ended March 31, 2005 compared to $0.6 million for the three months ended March 31, 2004.  In 2005 and 2004, the Company’s financing activities consisted of principal payments on capital leases.

Liquidity and Capital Resources

The operations of the businesses that are included in our consolidated financial statements collectively have historically generated net cash flow from operations and have limited capital expenditures, and accordingly, have limited borrowing requirements.

The following table summarizes our outstanding debt and present value of capital leases as well as interest expense and capital expenditures as of and for the three months ended March 31, 2005:

(dollars in thousands)

Bank debt	$600,000
Capital leases	2,803
Senior notes	298,005
Senior subordinated notes	496,329
Total debt	$1,397,137

Interest expense	$29,121
Capital expenditures	$36

We generated positive cash from operations in 2004 and the first quarter of 2005.  Our cash, plus proceeds from borrowings available to the Company, may provide funding to other Rainbow developing programming services, which are not subsidiaries of the Company, including the VOOM 21 high definition channels, subject to the applicable covenants and limitations contained in the Company’s financing agreements.  We currently expect that the net funding and investment requirements of these other Rainbow programming entities will be funded by cash on hand at Rainbow Media Enterprises, Inc. (“RME”), our indirect parent, and distributions from the Company.  We believe that the Company has sufficient liquidity and covenant availability to provide such funding for the next twelve months.

In August 2004, we entered into debt financing arrangements totaling approximately $1,750.0 million consisting of a $950.0 million senior secured credit facility comprised of a $600.0 million term loan and a $350.0 million undrawn revolving credit facility, and senior and senior subordinated notes totaling approximately $800.0 million.  Substantially all of the net proceeds of the new financings, approximately $1,366.3 million, were distributed to RME.

Our credit facility is a $950 million senior secured credit facility, comprised of a $600 million term loan and a $350 million undrawn revolving credit facility secured by the assets and common equity interests of AMC, WE and IFC and guaranteed by AMC, WE and IFC and Rainbow Programming Holdings, LLC, our direct parent.  The term loan requires quarterly amortization of 0.25% of the original outstanding balance beginning June 30, 2005 through March 31, 2011 and 23.50% of the original outstanding balance for each quarter ending June 30, 2011 through March 31, 2012, its maturity.  Outstanding borrowings under the facility were $600 million as of May 11, 2005, resulting in undrawn revolver commitments of $350 million.

Financial covenants include (i) a maximum total leverage ratio of 6.75 times cash flow (as defined based on the combined cash flows of AMC, WE and IFC) through December 31, 2006 with reductions thereafter, (ii) a maximum senior leverage of 5.0 times cash flow, reducing to 4.75 times on October 1, 2005 with further reductions thereafter, and (iii) minimum ratios for cash flow to interest expense and cash flow to debt service.  These covenants and restrictions on the permitted use of borrowed funds may limit our ability to utilize all of the undrawn funds available.  Additional covenants include limitations on liens, the issuance of additional indebtedness and distributions and investments.  Permitted distributions include (i) up to $150 million annually with a cumulative limit of $600 million to fund Rainbow DBS Holdings, Inc., the operations of which were discontinued as of April 30, 2005, and (ii) up to $50 million annually, with a cumulative limit of $200 million, for other general purposes, and (iii) subject to having a maximum ratio of total debt to cash flow of 5.0 times, distributions of up to $300 million from the proceeds of permitted future debt offerings. The Company was in compliance with all of its financial covenants as of March 31, 2005.

The Company’s notes outstanding consist of $300 million face amount of 8-3/4% senior notes due September 1, 2012, and $500 million face amount of 10-3/8% senior subordinated notes due September 1, 2014.  These issuances are guaranteed by substantially all of the Company’s subsidiaries.  Principal covenants include a limitation on the incurrence of additional indebtedness based upon a maximum ratio of total indebtedness to cash flow (as defined in the indentures) of 7:1, reducing to 6:1 after January 1, 2009, limitations on dividends and distributions and limitations on the ability to incur liens (as per the terms of the senior notes indenture).

The Company’s future access to the debt markets and the cost of any future debt issuances are also influenced by its credit ratings, which are provided by Moody’s Investors Service and Standard & Poor’s.  Any future downgrade to the Company’s credit ratings by either rating agency could increase the interest rate on future debt issuances and could adversely impact the Company’s ability to raise additional funds.

On the date of issuance of the senior and senior subordinated notes, American Movie Classics Company LLC (“AMC LLC”) issued 3.5 million shares of redeemable preferred membership interests with an aggregate liquidation preference of $350.0 million to Rainbow Media Holdings

LLC, which was recorded as a capital distribution.  In March 2005, the redeemable preferred membership interests were recontributed to a wholly-owned subsidiary of the Company and converted back to common membership interests in AMC LLC.  The impact of the elimination was to reduce debt by $350.0 million and decrease member’s deficiency by the same amount in 2005.  No dividends were recorded prior to the recontribution and conversion.

At December 31, 2004, long-term assets included $155.6 million of amounts due from Rainbow Media Holdings LLC.  In March 2005, this amount was converted to equity and recorded as a capital distribution.  The conversion was reflected as a restricted payment pursuant to the bond indenture.

Commitments

Commitments not reflected on the Company’s consolidated balance sheet as of March 31, 2005 decreased approximately $0.2 million to approximately $224.5 million as compared to approximately $224.7 million outstanding at December 31, 2004.  This decrease resulted primarily from the payment of transmission obligations of approximately $2.3 million, offset by the addition of future production obligations of approximately $2.1 million.

Recently Issued Accounting Standards

In December 2004, the FASB issued a revision of FASB Statement No. 123, Accounting for Stock-Based Compensation, Statement No. 123R.  Statement No. 123R supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and its related implementation guidance and it establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services.  Statement No. 123R also requires that the benefits associated with the tax deductions in excess of recognized compensation cost be reported as a financing cash flow, rather than as an operating cash flow as required under current literature. This requirement will reduce net operating cash flows and increase net financing cash flows in periods after the effective date.  The effective date of Statement No. 123R is the first reporting period beginning after June 15, 2005, which is third quarter 2005 for calendar year companies, although early adoption is allowed.  However, in April 2005, the Securities and Exchange Commission (“SEC”) announced that the effective date of Statement No. 123R will be suspended until January 1, 2006, for calendar year companies.  Cablevision has not yet determined the method of adoption or the effect that the adoption will have on its financial position or results of operations.

In March 2005, the SEC staff issued guidance on Statement No. 123R.  Staff Accounting Bulletin No. 107 (“SAB No. 107”) was issued to assist preparers by simplifying some of the implementation challenges of Statement No. 123R while enhancing the information that investors receive. SAB No. 107 creates a framework that is premised on the fact that (a) considerable judgment will be required by preparers to successfully implement Statement No. 123R, specifically when valuing employee stock options; and (b) reasonable individuals, acting in good faith, may conclude differently on the fair value of employee stock options. Key topics covered by SAB No. 107 include (a) valuation models (SAB No. 107 reinforces the flexibility allowed by Statement No. 123R to choose an option-pricing model that meets the standard’s fair value measurement objective), (b) expected volatility (the SAB provides guidance on when it would be appropriate to rely exclusively on either historical or implied volatility in estimating expected volatility) and (c) expected term (the new guidance includes examples and some simplified approaches to determining the expected term under certain circumstances).  The Company will apply the principles of SAB No. 107 in conjunction with its adoption of Statement No. 123R.

In December 2004, the FASB issued Statement No. 153, Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions.  Statement 153 addresses the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged.  Statement 153 eliminates the narrow exception for nonmonetary exchanges of similar productive assets and replaces it with a broader exception for exchanges of nonmonetary assets that do not have commercial substance.  Previously, Opinion 29 required that the accounting for an exchange of a productive asset for a similar productive asset or an equivalent interest in the same or similar productive asset should be based on the recorded amount of the asset relinquished.  The Statement is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005.  The provisions of Statement 153 will be adopted for all nonmonetary exchanges initiated after July 1, 2005 and therefore had no impact to the consolidated financial statements for the three months ended March 31, 2005.